INTERNATIONAL LIMA RESOURCES CORP.

FINANCIAL STATEMENTS

APRIL 30, 2003 AND 2002

AUDITORS’ REPORT

BALANCE SHEETS

STATEMENTS OF LOSS AND DEFICIT

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

LABONTE & CO.	610 – 938 Howe Street Vancouver, BC Canada V6Z 1N9 Telephone (604) 682-2778 Facsimile (604) 689-2778 Email info@labonteco.com
CHARTERED ACCOUNTANTS

AUDITORS’ REPORT

To the Shareholders of International Lima Resources Corp.

We have audited in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 2004 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.  As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a consistent basis.

“LaBonte & Co”

CHARTERED ACCOUNTANTS

Vancouver, B.C.

INTERNATIONAL LIMA RESOURCES CORP.

BALANCE SHEETS

	April 30, 2003	April 30, 2002

ASSETS

CURRENT
Cash	$75,327	$14,799
Other receivables	3,476	877
Prepaid expenses	2,925	-
PROPERTY AND EQUIPMENT, net of accumulated amortization
	85,728	15,676
	3,547	-
	$85,275	$15,676
LIABILITIES
CURRENT Accounts payable and accrued liabilities	$67,029	$51,469
SHAREHOLDERS EQUITY (DEFICIENCY)
SHARE CAPTIAL (Note 4) CONTRIBUTED SURPLUS DEFICIT	8,414,202 15,000	8,271,267 15,000
	(8,410,956)	(8,322,060)
	18,246	(35,793)
	$85,275	$15,676

CONTINGENCY (Note 1)

Approved on behalf of the Board:

“Mark Morabito”	“Jay Sujir”
Mark Morabito - Director	Jay Sujir - Director

INTERNATIONAL LIMA RESOURCES CORP.

STATEMENTS OF LOSS AND DEFICIT

	Year ended	Year ended
	April 30, 2003	April 30, 2002

EXPENSES
Amortization	$633	$-
Management fees	26,310	24,857
Office and general	25,014	3,099
Professional fees	22,447	4,618
Transfer agent and filing fees	14,492	11,589

NET LOSS FOR THE YEAR	(88,896)	(44,163)

DEFICIT, BEGINNING OF YEAR	(8,322,060)	(8,277,897)

DEFICIT, END OF YEAR	$(8,410,956)	$(8,322,060)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	$(0.01)

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP.

STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	April 30, 2003	April 30, 2002

CASH PROVIDED BY (USED FOR):

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss for the year	$(88,896)	$(44,163)
Adjusted for items not affecting cash:
- amortization	633	-

	(88,263)	(44,163)
Net changes in non-working capital items	52,971	7,389

Cash flows used in operating activities	(35,292)	36,774

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(4,180)	-

Cash flows used in investing activities	(4,180)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares for cash	100,000	-

Cash flows from financing activities	100,000	-

INCREASE (DECREASE) IN CASH	60,528	(36,774)

CASH, BEGINNING OF YEAR	14,799	51,573

CASH, END OF YEAR	$75,327	$14,799

Non-cash transactions: Refer to Note 4.

The accompanying notes are an integral part of these financial statements

INTERNATIONAL LIMA RESOURCES CORP. NOTES TO FINANCIAL STATEMENTS APRIL 30, 2003 AND 2002

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

During February 2003 the Company entered into option agreements with Rubicon Minerals Corporation to acquire a 60% interest in up to 2,515 mineral claims located in the Botwood Basin area of Central Newfoundland covering three separate land packages known as Southern Golden Promise, Wings Point – Titan and Glenwood Break.  The financial statements have been prepared in accordance with Canadian generally accepted accounting principles on the going concern basis of accounting that assumes the realization of assets and discharge of liabilities in the normal course of business.  The Company has a history of losses and is obligated to fund mineral property expenditures totaling $5,250,000 in order to exercise the above option agreements.  The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating profitable operations.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Mineral Properties and Deferred Costs

The company capitalizes the acquisition costs of mineral properties and related exploration and development costs.  These costs will be amortized over the estimated useful lives of the properties upon commencement of commercial production using the unit-of-production method.  Costs relating to mineral properties which are sold or abandoned are written off when such events occur.  Mineral properties are evaluated for impairment based on management’s intentions and are written down when the long term expectation is that the net carrying amount will not be recovered.

Property and equipment

Property and equipment are recorded at cost and are amortized at the following annual rate: computer hardware and equipment - 30% declining balance.

Foreign currency translation

The financial statements are presented in Canadian dollars.  Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates in effect at the balance sheet date.  Non-monetary items are translated at historical exchange rates, except for items carried at market value, which are translated at the rate of exchange in effect at the balance sheet date.  Revenues and expenses are translated at average rates of exchange during the year.  Exchange gains or losses arising on foreign currency translation are included in the determination of operating results for the period.

Loss per Share

The Company has adopted the new accounting recommendations of the Canadian Institute of Chartered Accountants relating to the computation and disclosure of loss per share.  Under the new standard, the treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments.  The treasury stock method assumes that proceeds received from in the-money stock options are used to repurchase common shares at the prevailing market rate.

Basic loss per share figures have been calculated using the weighted monthly average number of shares outstanding during the respective periods.  Diluted loss per share figures are equal to those of basic loss per share for each year since the effects of stock options have been excluded as they are anti-dilutive.

Income taxes

Future income taxes are recognized for the future income tax consequences attributable to difference between financial statement carrying values and their corresponding tax values (temporary differences).  Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in years in which temporary differences are expected to be recovered or settled.  The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs.  The amount of future income tax assets recognized is limited to the amount that, in the opinion of management, is more likely than not to be realized.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

Financial instruments

The fair value of the Company’s current assets and liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Stock Based  Compensation

Commencing May 1, 2002 the Company adopted the new accounting recommendations of the CICA regarding stock-based compensation and other stock-based payments which established standards for the recognition, measurement and disclosure if stock-based compensation and other stock-based payments are made in exchange for goods and services.  The standard requires that all stock based awards made to non-employees be measured and recognized using fair value based method.  The standard encourages the use of a fair value based method for all stock-based awards made to employees, but only requires it for direct awards of stock, stock appreciation rights and awards that call for settlement in cash or other assets.  For stock options granted to employees, upon vesting, the Company will disclose pro-forma basic earnings (loss) per share and pro-forma diluted earnings (loss) per share as if the fair value method had been used for these awards.

NOTE 3 - MINERAL PROPERTY

Southern Golden Promise

Effective February 19, 2003 the Company entered into a Property Agreement with Rubicon Minerals orporation (“Rubicon”) whereby the Company can acquire a 60% interest in certain mineral properties owned by Rubicon in the vicinity of Badger, Newfoundland.  The properties consist of a 100% interest in 4 licences containing 291 claims and subject to a 2.5% net smelter return (“NSR”) and a 100% interest in 3 licences containing 629 claims.  In order to exercise the option, the Company must carry out $1750,000 of property expenditures and issue 400,000 common shares over the four year period following approval of the transaction by the TSX Venture Exchange (“TSX”).  The expenditures are required as follows: $250,000 in year one; $300,000 in year two; $500,000 in year three and $700,000 in year four.  The common shares are to be issued as follows: 100,000 shares within 5 days of approval and 100,000 shares on or before each of the first, second and third anniversary of the approval.

Wings Point – Titan

Effective February 18, 2003 the Company entered into a Property Agreement with Rubicon whereby the Company can acquire a 60% interest in certain mineral properties owned by Rubicon in the vicinity of Gander, Newfoundland.  The properties consist of a 100% interest in 4 licences containing 118 claims and subject to a 2.5% NSR. In order to exercise the option, the Company must carry out $1,500,00 of property expenditures and issue 400,000 common shares over the four year period following approval of the transaction by the TSX.  The expenditures are required as follows: $50,000 in year one; $125,000 in year two; $325,000 in year three and $1,000,000 in year four.  The common shares are to be issued as follows: 100,000 shares within 5 days of approval and 100,000 shares on or before each of the first, second and third anniversary of the approval.

Glenwood Break

Effective February 18, 2003 the Company entered into a Property Agreement with Rubicon whereby the Company can acquire a 60% interest in certain mineral properties owned by Rubicon in the vicinity of Gander, Newfoundland.  The properties consist of a 100% interest in 3 licences subject to a sliding scale NSR of up to 3% and a 100% interest in 8 additional licences for a total of 1,477 claims.  In order to exercise the option, the Company must carry out $2,000,000 of property expenditures and issue 400,000 common shares over the four year period following approval of the transaction by the TSX.  The expenditures are required as follows: $350,000 in year one; $450,000 in year two; $500,000 in year three and $700,000 in year four.  The common shares are to be issued as follows: 100,000 shares within 5 days of approval and 100,000 shareson or before each of the first, second and third anniversary of the approval.

NOTE 4 – SHARE CAPITAL

Authorized: 20,000,000 common shares without par value

Issued:

Balance at Aptil 30, 2002 and 2001

Issued during the year:

- for cash at $.05 per share

- for debt at $.10 per share

Balance at April 30, 2003

Number	Value

4,646,171	$8,271,267

2,000,000	100,000
429,351	42,935

7,075,522	$8,414,202

At April 30, 2003 562,500 share were held in escrow.  The release of these shares from escrow is subject to the direction and determination of British Columbia regulatory authorities.

In August 2002, the Company settled debt of $42,935 by the issuance of 429,351 shares at a price of $0.10 per share to certain directors, officers and private companies to which they are related.

On February 5, 2003, the Company completed a private placement of 2,000,000 units at $0.05 per unit for total proceeds of $100,000.  Each unit consists of one common share and one common share purchase warrant entitling the holder to purchase an additional common share of the Company at a price of $.01 to February 5, 2004.

Stock options:

At April 30, 2003, the Company had outstanding incentive e stock options to directors and employee entitling the holders to purchase and aggregate of 1,194,867 common shares as follows:

Total options3
outstanding	exercisable	Exercise Price		Expiry Date
278,867	274,867		$0.15	May 2, 2005
20,000	20,000		$0.15	December 6, 2005
30,000	30,000		$0.12	December 6, 2005
50,000	50,000		$0.15	September 1, 2006
820,000	-		$0.25	February 18, 2008
1,104,867	374,867	$

A summary of the Company’s stock options as of April 30, 2003 and changes during the year are as follows:

	2003		2002
	Number of	Weighted Average	Number of	Weighted Average
	Shares	Exercises Price	Shares	Exercises Price
Balance, beginning of year	543,199	$0.17	453,199	$0.17
Granted	820,000	0.25	-	-
Exercised	-	-	-	-
Expired or cancelled	(78,322)	0.27	-	-
Balance, end of year	1,194,867	$0.22	453,199	$0.17

Of the total number of options granted in 2003, 120,000 were granted to consultants for which a consulting expense of #23,100 will be recorded over the vesting period representing the fair value of the options.  The options will vest at a rate of 25% at each of 6,12,18 and 24 months from the date of the grant.  The fair value was estimated using the Black-Scholes option pricing model assuming an expected life of 5 years, a risk-free interest rate of 3% and an expected volatility of 187%.  As at April 30, 2003 none of these options had vested.

The Company does not recognize any compensation expense when stock options are granted to employees and directors at the prevailing market price.  The company will disclose pro-forma net loss and pro-forma basic loss per share as if the Company had applied the fair value based method of accounting for stock options granted during the year upon vesting of the options.  The pro-forma fair value of the 700,000 options granted to employees and directors during the year of $134,600 was determined using the Black-Scholes option pricing model assuming an expected option life of 5 years, a risk-free interest rate of 3% and an expected volatility of 187%.  As at April 30, 2003 none of these options had vested.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company incurred $26,310 (2002 - $24,857) in management fees to a private company controlled by a director, two directors and an officer of the Company.  At April 30, 2003 $8,418 (2002 - $18,325) is owing to these parties and is included in accounts payable.

Refer to Note 4.

NOTE 6 – INCOME TAXES

The Company has non-capital losses carried-forward of $777,000 which may be available to offset future income for income tax purposes and which expire commencing in 2003.  The Company also has Canadian and foreign exploration and development expenses amounting to approximately $1,053,000 which, if available, may be used indefinitely to offset future taxable income.  Due to the uncertainty of realization as the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

NOTE 7 – SUBSEQUENT EVENTS

The Company has arranged a private placement of a minimum of 2,000,000 units and a maximum of 3,000,000 units at a price of $0.25 per unit, for minimum aggregate gross proceeds of $500,000 and maximum gross proceeds of $750,000.  Up to 2,000,000 units will be flow-through eligible units and up to 1,000,000 units will be non flow-trough units.  Each flow-through unit will consist of one common share and one half of one non-transferable share purchase warrant.  Each full share purchase warrant shall be exercisable into one common share at a price of $0.35 at any time for a period of 12 months after the closing of the Private Placement.

Each non flow-through unit will consist of one common share and one full non-transferable share purchase warrant.  Each full share purchase warrant shall be exercisable into one common share at a price of $0.35 at any time for a period of 12 months after the closing of the Private Placement.

The broker will receive a marketing commission of 9.5% of the gross proceeds of the private placement and brokers’ warrants for the purchase of that number of Units equal to 10% of the number of units subscribed for under the private placement, exercisable at $0.25 per Unit for a period of 24 months after the closing of the private placement.

The Company entered into an agreement dated July 1, 2003 for an option to acquire a 100% interest in the North Paul’s Pond gold property in North-Central Newfoundland consisting of 6 licenses totaling 55 claims and is located approximately 50km southwest of the town of Gander.  The option agreement calls for exploration expenditures of $300,000, the issuance of up to 130,000 common shares and cash payments of $32,000 to the vendor, spread over a three year term.  The vendor has retained a 1.5% NSR.

The Company granted an option to a consultant to acquire 25,000 common shares at a price of $0.25 per share to May 1, 2008.